Exhibit 9.01.2

BITZIO, INC.

(FKA ROCKY MOUNTAIN FUDGE COMPANY, INC.)

(A Development Stage Company)

CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2011

BITZIO, INC.
(Formerly Rocky Mountain Fudge Company, Inc.)
(A Development Stage Company)
Consolidated Balance Sheets

ASSETS
	June 30,	December 31,
	2011	2010
	(Unaudited)
CURRENT ASSETS

Cash	$2,731	$18,068
Prepaid expenses	292,500	108
Total Current Assets	295,231	18,176

FIXED ASSETS

Computer equipment, net	1,365	1,706
TOTAL ASSETS	$296,596	$19,882

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES

Accounts payable	$440	$146
Accounts payable and accrued expenses - related party	392	-
Note payable - related party	25,000	392
Total Current Liabilities	25,832	538

STOCKHOLDERS' EQUITY

Common stock; 100,000,000 shares authorized,
at $0.001 par value, 33,750,000 and 33,000,000 shares
issued and outstanding, respectively	33,750	33,000
Additional paid-in capital	501,700	208,450
Deficit accumulated during the development stage	(264,686)	(222,106)

Total Stockholders' Equity	270,764	19,344
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$296,596	$19,882

BITZIO, INC.
(Formerly Rocky Mountain Fudge Company, Inc.)
(A Development Stage Company)
Consolidated Statements of Operations
(Unaudited)
					From Inception
					on January 4,
	For the Three Months Ended		For the Six Months Ended		1990 through
	June 30,		June 30,		June 30,
	2011	2010	2011	2010	2011
REVENUES	$-	$-	$-	$-	$157,702
COST OF SALES	-	-	-	-	58,459
GROSS PROFIT	-	-	-	-	99,243

OPERATING EXPENSES
General and administrative	19,342	12,768	22,865	17,203	268,776
Professional fees	13,888	2,475	19,128	4,475	95,631
Depreciation	170	-	341	-	682
Total Operating Expenses	33,400	15,243	42,334	21,678	365,089
OPERATING LOSS	(33,400)	(15,243)	(42,334)	(21,678)	(265,846)

OTHER INCOME (EXPENSES)
Interest income	-	-	-	-	4,437
Interest expense	(246)	(197)	(246)	(644)	(3,277)

Total Other Income (Expense)	(246)	(197)	(246)	(644)	1,160

LOSS BEFORE INCOME TAXES	(33,646)	(15,440)	(42,580)	(22,322)	(264,686)
PROVISION FOR INCOME TAXES	-	-	-	-	-
NET LOSS	$(33,646)	$(15,440)	$(42,580)	$(22,322)	$(264,686)

BASIC AND DILUTED LOSS
PER SHARE	$(0.00)	$(0.00)	$(0.00)	$(0.00)

WEIGHTED AVERAGE NUMBER
OF SHARES OUTSTANDING	33,090,659	22,450,548	33,045,580	15,762,432

BITZIO, INC.
(Formerly Rocky Mountain Fudge Company, Inc.)
(A Development Stage Company)
Consolidated Statements of Stockholders' Equity (Deficit)
				Deficit
				Accumulated
			Additional	During the	Total
	Common Stock		Paid-In	Development	Stockholders'
	Shares	Amount	Capital	Stage	Equity
Balance at inception of development
stage on January 4, 1990	-	$-	$-	$-	$-
Common stock issued for cash
at $0.001 per share on
August 10, 1990	4,800,000	4,800	(3,600)	-	1,200
Services contributed by
shareholders	-	-	2,400	-	2,400
Shares cancelled as contributed
capital by shareholders	(2,000,000)	(2,000)	2,000	-	-
Common stock issued for cash
at $0.0003 per share on
December 15, 1998	2,000,000	2,000	(1,400)	-	600
Common stock issued for cash
at $0.25 per share	200,000	200	49,800	-	50,000
Stock offering costs	-	-	(10,000)	-	(10,000)
Net loss from inception of
development stage through
December 31, 2004	-	-	-	(44,200)	(44,200)
Balance, December 31, 2004	5,000,000	5,000	39,200	(44,200)	-
Capital contributed by shareholder	-	-	50,000	-	50,000
Net loss for the year ended
December 31, 2005	-	-	-	(19,545)	(19,545)
Balance, December 31, 2005	5,000,000	5,000	89,200	(63,745)	30,455
Services contributed
by shareholders	-	-	5,000	-	5,000
Net loss for the year ended
December 31, 2006	-	-	-	(23,234)	(23,234)
Balance, December 31, 2006	5,000,000	$5,000	$94,200	$(86,979)	$12,221

BITZIO, INC.
(Formerly Rocky Mountain Fudge Company, Inc.)
(A Development Stage Company)
Consolidated Statements of Stockholders' Equity (Deficit)
				Deficit
				Accumulated
			Additional	During the	Total
	Common Stock		Paid-in	Exploration	Stockholders'
	Shares	Amount	Capital	Stage	Equity

Balance, December 31, 2006	5,000,000	$5,000	$94,200	$(86,979)	$12,221
Common shares issued for debt	4,000,000	4,000	22,300	-	26,300
Services contributed by shareholders	-	-	5,000	-	5,000
Net loss for the year ended
December 31, 2007	-	-	-	(36,752)	(36,752)
Balance, December 31, 2007	9,000,000	9,000	121,500	(123,731)	6,769
Services contributed by shareholders	-	-	7,200	-	7,200
Capital contributed by shareholder	-	-	25,750	-	25,750
Net loss for the year ended
December 31, 2008	-	-	-	(33,876)	(33,876)
Balance, December 31, 2008	9,000,000	9,000	154,450	(157,607)	5,843
Services contributed by shareholders	-	-	1,000	-	1,000
Net loss for the year ended
December 31, 2009	-	-	-	(26,287)	(26,287)
Balance, December 31, 2009	9,000,000	9,000	155,450	(183,894)	(19,444)
Common shares issued for cash	16,000,000	16,000	34,000	-	50,000
Common shares issued for debt	8,000,000	8,000	17,000	-	25,000
Services contributed by shareholders	-	-	2,000	-	2,000
Net loss for the year ended
December 31, 2010	-	-	-	(38,212)	(38,212)
Balance, December 31, 2010	33,000,000	33,000	208,450	(222,106)	19,344
Services contributed by shareholders (unaudited)	-	-	1,500	-	1,500
Common shares issued for services (unaudited)	750,000	750	291,750	-	292,500
Net loss for the six months ended
June 30, 2011 (unaudited)	-	-	-	(42,580)	(42,580)
Balance, June 30, 2011 (unaudited)	33,750,000	$33,750	$501,700	$(264,686)	$270,764

BITZIO, INC.
(Formerly Rocky Mountain Fudge Company, Inc.)
(A Development Stage Company)
Consolidated Statements of Cash Flows
(Unaudited)
			From Inception
			on January 4,
	For the Six Months Ended		1990 through
	June 30,		June 30,
	2011	2010	2011
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(42,580)	$(22,322)	$(264,686)
Adjustments to reconcile net loss to
net cash used by operating activities:
Services contributed by officers
and shareholders	1,500	1,000	16,700
Depreciation and amortization	341	-	683
Loss on settlement of debt	-	-	936
Changes in operating assets and liabilities:
Prepaid expenses	108	-	-
Accounts payable and accrued expenses	294	1,559	440
Due to related parties	-	644	1,651
Net Cash Used in Operating Activities	(40,337)	(19,119)	(244,276)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of computer equipment	-	(2,048)	(2,048)
Net Cash Used in Investing Activities	-	(2,048)	(2,048)
CASH FLOWS FROM FINANCING ACTIVITIES
Note payable - related party	25,000	-	74,105
Contributed capital	-	-	83,150
Sale of common stock for cash	-	50,000	91,800
Net Cash Provided by Financing Activities	25,000	50,000	249,055
NET INCREASE (DECREASE) IN CASH	(15,337)	28,833	2,731
CASH AT BEGINNING OF PERIOD	18,068	5,476	-
CASH AT END OF PERIOD	$2,731	$34,309	$2,731
SUPPLEMENTAL DISCLOSURES OF
CASH FLOW INFORMATION
CASH PAID FOR:
Interest	$-	$-	$79
Income Taxes	$-	$-	$-
NON CASH FINANCING ACTIVITIES
Common stock issued for debt	$-	$24,064	$50,364
Common stock issued for prepaid expenses	$292,500	$-	$292,500

BITZIO, INC.

(Formerly Rocky Mountain Fudge Company, Inc.)

(A Development Stage Company)

Notes to the Unaudited Condensed Consolidated Financial Statements

June 30, 2011 and December 31, 2010

NOTE 1 -   CONDENSED FINANCIAL STATEMENTS

The accompanying financial statements have been prepared by the Company without audit. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows at June 30, 2011 and 2010  and for all periods presented have been made.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. It is suggested that these condensed financial statements be read in conjunction with the financial statements and notes thereto included in the Company's December 31, 2010 audited financial statements. The results of operations for the periods ended June 30, 2011 and 2010 are not necessarily indicative of the operating results for the full years.

NOTE 2 -   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Reclassification

Certain balances in previously issued financial statements have been reclassified to be consistent with the current period presentation.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates

Recent Accounting Pronouncements

The Company has evaluated recent accounting pronouncements and their adoption has not had or is not expected to have a material impact on the Company’s financial position or statements.

NOTE 3 -   RELATED PARTY TRANSACTIONS

During the period ended June 30, 2011, a shareholder of the Company loaned the Company $25,000.    Previously, the Company’s president paid $392 of expenses on behalf of the Company, which was added to the terms of the note. The note accrues interest at a rate of 8.0% per annum, and is due on demand.  As of June 30, 2011, accrued interest payable pursuant to the note totaled $247.

During the six months ended June 30, 2011, the Company’s president performed services valued at $1,500 which have been recorded as a contribution to capital.

BITZIO, INC.

(Formerly Rocky Mountain Fudge Company, Inc.)

(A Development Stage Company)

Notes to the Unaudited Condensed Consolidated Financial Statements

June 30, 2011 and December 31, 2010

NOTE 4 -   GOING CONCERN

The Company's financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business.  The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs and allow it to continue as a going concern.  The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable.  If the Company is unable to obtain adequate capital, it could be forced to cease operations.

In order to continue as a going concern, the Company will need, among other things, additional capital resources.  Management's plans to obtain such resources for the Company include (1) obtaining capital from management and significant shareholders sufficient to meet its minimal operating expenses, and (2) seeking out and completing mergers with existing operating companies.  However, management cannot provide any assurances that the Company will be successful in accomplishing any of its plans.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations.  The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 5 – SIGNIFICANT EVENTS

Formation of Subsidiary

On May 28, 2010 the Company formed Eveps International, Inc. (“Eveps”), a Nevada company, as a wholly-owned subsidiary.  Eveps was formed with the intent to be utilized as a vehicle to facilitate any potential future merger transactions with existing operating entities.  On September 24, 2010 the Company changed the corporate name of this entity from Eveps International, Inc. to Wireless Power Controls, Inc. (“Wireless”), which is a wholly-owned subsidiary of the Company.  All intercompany transactions between the Company and Wireless have been eliminated in the preparation of these consolidated financial statements.

Corporate Name Change

Effective May 31, 2011, a Certificate of Amendment to Articles of Incorporation was filed with the Nevada Secretary of State changing the name of the Registrant from Rocky Mountain Fudge Company, Inc. to Bitzio, Inc.  Pursuant to this transaction, shares of the Company’s common stock are now trading under the Company’s new trading symbol, BTZOD.

Stock-Split

Effective May 19, 2011, the Registrant effected a four-for-one forward-split of the shares of its common stock.  All references to common stock activity in these financial statements have been retroactively restated so as to incorporate the effects of this stock-split.

Equity Transactions

On June 23, 2011, the Company issued 750,000 shares to various consultants for services to be performed over the succeeding 12 months. The shares were valued at the trading price on the issuance date of $0.39 per share, for a total value of $292,500, and are being amortized over the 12-month service period.

BITZIO, INC.

(Formerly Rocky Mountain Fudge Company, Inc.)

(A Development Stage Company)

Notes to the Unaudited Condensed Consolidated Financial Statements

June 30, 2011 and December 31, 2010

NOTE 6 – SUBSEQUENT EVENTS

Acquisition of Empire Group, LLC

On July 11, 2011, the Company’s wholly-owned subsidiary, Empire Holding, Inc., entered into an agreement (the “Agreement”) with two individuals (collectively, the “Sellers”) to acquire all of their interests in The Empire Group LLC. There is no material relationship between the Company and the Sellers, other than the Agreement.

The Company, through its subsidiary Empire Holding, Inc. will pay the Sellers a total of $600,000 in three monthly installments of $200,000 each, commencing on the July 31, 2011 closing date of the Agreement.

The Empire Group LLC is an established developer of entertainment-based mobile applications for smartphones.

Acquisition of Bitzio Corp.

On July 13, 2011, the Company’s wholly owned subsidiary, Bitzio Holdings, Inc., entered into an agreement (the “Agreement”) with an individual (the “Seller”) to acquire all of the shares of Bitzio Corp. There is no material relationship between the Company and the Seller, other than the Agreement.

Bitzio Corp. is a company that focuses on developing niche mobile applications for consumers and organizations.

As consideration for the acquisition, the Company, through its subsidiary Bitzio Holdings, Inc., will grant to the Seller 5,000,000 shares of the Company’s common stock.  These shares were issued on August 9, 2011.

Acquisition of Digispace Solutions, LLC

On August 3, 2011, the Company’s wholly-owned subsidiary, Digispace Holdings, Inc., entered into an agreement (the “Digispace Agreement”) with two individuals (collectively, the “Sellers”) to acquire all of their interests in Digispace Solutions, LLC.  As consideration for the acquisition, Digispace Holdings, Inc. will pay to the Sellers $200,000 cash in 12 monthly installments commencing on the closing date and will assume approximately $575,000 of Digispace Solutions, LLC debt.  The Company will grant options to the Sellers to purchase up to 1,000,000 shares of the Company’s common stock at a price of $0.45 per share for five years following the closing date. The closing date for the acquisition is contracted to be or before August 22, 2011.

There is no material relationship between the Company and the Sellers, other than the Digispace Agreement and the Bitzio Corp. Agreement described below.

Digispace Solutions, LLC is an online performance-based advertising company offering a variety of services to assist in the development of a company’s online presence, marketing, tracking and customer management. It provides proprietary web technologies to power online strategies and solutions.

Stock Option Grants

On July 1, 2011, the Company granted options to purchase 5,000,000 shares of common stock to an officer of the Company.  These options have a strike price of $0.25 per share, and expire after a period of five years.

Other Events

In accordance with ASC 855-10, Company management reviewed all material events through the date of this report and there are no material subsequent events to report.